EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release January 23, 2006
Contact:  Don Jennings, President, or Clay Hulette, Vice President
               (502) 223-1638
               216 West Main Street
               P.O. Box 535
               Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $449,000 or $0.05 earnings per share for the three months ended December 31, 2005, compared to $338,000 for First Federal Savings and Loan of Hazard for the three months ended December 31, 2004, an increase of $111,000 or 32.8%.  Net earnings for the six months ended December 31, 2005, were $940,000, or $0.11 per share compared to $648,000 for First Federal Savings and Loan of Hazard for the six months ended December 31, 2004, an increase of $292,000 or 45.1%.  On March 2, 2005, the mutual-to-stock conversion of First Federal Savings and Loan of Hazard culminated in the formation of Kentucky First Federal Bancorp and the acquisition of Frankfort First Bancorp, Inc., parent company of First Federal Savings Bank of Frankfort.  As First Federal Savings and Loan of Hazard was not a stock-owned company during the comparable three and six month periods in 2004, earnings per share are not reported for those periods.

          The increase in net earnings for the three and six month periods ended December 31, 2005 was primarily attributable to the inclusion of earnings generated by First Federal Savings Bank of Frankfort.  Net Interest Income increased from $1.8 million to $3.4 million, an increase of $1.6 million or 86.3%, for the six month period just ended.  Offsetting this increase was an increase in General, Administrative, and Other Expense from $805,000 to $2.1 million, an increase of $1.3 million or 159.1%.  This increase is attributable to the assumption of the operating expenses of First Federal Savings Bank of Frankfort, as well as increased costs associated with operating a public company.

          At December 31, 2005, the Company reported its book value per share as $7.55.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2005 the Company had approximately 8,652,000 shares outstanding, of which approximately 36.9% is held by non-affiliates.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	December 31, 2005	June 30, 2005

	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$3,175	$8,358
Investment Securities	80,192	86,836
Loans Receivable, net	153,697	151,712
Other Assets	26,642	27,009

Total Assets	$263,706	$273,915

Liabilities
Deposits	$146,907	$155,044
FHLB Advances	50,261	50,985
Other Liabilities	1,183	1,947

Total Liabilities	198,351	207,976
Shareholders’ Equity	65,355	65,939

Total Liabilities and Equity	$263,706	$273,915

Book Value Per Share	$7.55	$7.67

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Interest Income	$6,394	$2,880	$3,186	$1,447
Interest Expense	3,031	1,075	1,502	521

Net Interest Income	3,363	1,805	1,684	926
Provision for Losses on Loans	24	28	10	13
Other Operating Income	122	11	63	6
General, Administrative, and Other Expense	2,086	805	1,066	408

Earnings Before Federal Income Taxes	1,375	983	671	511
Federal Income Taxes	435	335	222	173

Net Earnings	$940	$648	$449	$338

Basic Earnings Per Share	$0.11	N/A	$0.05	N/A
Diluted Earnings Per Share	$0.11	N/A	$0.05	N/A
Dividends Per Share	$0.20	N/A	$0.10	N/A
Weighted average outstanding shares:
Basic	8,268,686	N/A	8,278,975	N/A

Diluted	8,268,686	N/A	8,278,975	N/A